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                                                                    Exhibit 10.5

                           ADMINISTRATIVE REGULATIONS

                          HARRAH'S ENTERTAINMENT, INC.
                           LONG-TERM COMPENSATION PLAN
                             EFFECTIVE JULY 25, 2001

These administrative regulations apply to all forms of equity grants made pursuant to the Company's 2001 Executive Stock Incentive Plan and the 2001 Broad Based Stock Incentive Plan. These regulations have no application to performance-based awards granted under the 2001 Executive Stock Incentive Plan as these awards are governed solely by the terms of the plan.

ELIGIBILITY

The Company will follow the eligibility requirements as set forth in the plans.

RECOMMENDATION METHOD

The Corporate Compensation department will provide each Senior Partner with a list of eligible employees. The Senior Partner will review the list and make appropriate additions/deletions. A final approved list will be returned to Corporate Compensation.

TIMING OF AWARDS

o REGULAR ANNUAL GRANTS - In general, the Human Resources Committee of the Board (HRC) will consider grants for all eligible executives during the Summer meeting.

o INTERIM GRANTS FOR PROMOTIONS AND NEW HIRES - At each of its quarterly meetings, the HRC will consider management recommendations for equity awards for promoted employees and new hires who may not have participated in the annual award and/or who management believes should participate in the Long-Term Plan, taking into account external competitive forces, internal equity considerations, and individual performance.

o SPECIAL AWARDS - The HRC may approve special equity awards from the plan recommended by management to recognize and encourage outstanding performance.

AWARD AMOUNTS

o AGGREGATE AWARD AMOUNTS - It is the Company's policy to set a number of equity awards to be distributed annually. Aggregate award amounts will take into consideration prudent use of the available pool of shares, external competitive forces, and other factors as may be appropriate. As a general

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         rule, the Company's annual aggregate awards will approximate two percent of outstanding shares, excluding awards to the CEO and COO.

o INDIVIDUAL AWARD AMOUNTS - Awards for individuals will generally follow the Company's standard practices in effect at the time of the award and will take into account the aggregate number of shares to be awarded, external competitive forces, internal equity considerations, and individual performance, provided that exceptions may occur and there is no guarantee of any fixed annual award.

         The Company's standard practice in calculating awards will be to equate options with cash using a ratio of 2 stock options for one full value share.


DURATION OF STOCK OPTIONS

         It is the Company's intention to issue stock options that have a duration of seven years. This means that these stock options must be exercised with seven years of their issue date or they will expire. The HRC may grant options with a different duration at its discretion.

TYPES OF VESTING

o LONGEVITY - Generally, equity awards issued under the plans will vest based on active service. Attainment of the active service requirement will cause the award to vest in accordance with the applicable vesting schedule. Active service does not include periods of salary continuation.

o PERFORMANCE - The HRC may issue equity awards that will vest upon achievement of certain predetermined performance criteria.

o LONGEVITY AND PERFORMANCE - The HRC has the discretion to issue equity awards whose vesting can be tied to a combination of longevity or performance.

Generally, any equity awards that do not vest because of failure to meet predetermined performance criteria and that do not vest based upon longevity will be forfeited by the participants and returned to the pool of available shares in the Plans. The HRC has broad discretion to set and modify performance criteria, to vary performance standards among holders of performance-based equity awards, and to waive performance standards.

VESTING SCHEDULES FOR LONGEVITY-BASED AWARDS

Generally, equity awards issued under the plans with longevity-based vesting, will vest 33 1/3% per year. The HRC has discretion to vary the vesting schedules of equity awards issued under the plans.


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FORFEITURE OF AWARDS DUE TO FAILURE TO MEET LONGEVITY OR PERFORMANCE VESTING
REQUIREMENTS

Subject to any exceptions as authorized by these regulations, failure to meet the predetermined longevity or performance-based vesting requirements will result in forfeiture of unvested awards. Any unvested shares will be returned to the pool of shares available under the Plans.

ACCELERATED VESTING UPON DEATH OR DISABILITY

The HRC has broad discretion to determine and prospectively change all the terms of awards issued under the Plans, including accelerated vesting for any reason including death and disability. Generally, if active employment ends during the term of any equity award because of death or disability (as defined by the Plans), vesting in 50% of the unvested portion of all equity awards at the time of death or disability will be accelerated and be exercisable by the participant or the participant's estate. The remaining unvested shares will be forfeited and returned to the available pool of shares under the Plans.

EXERCISING RIGHTS UPON TERMINATION

The HRC has broad discretion to determine and prospectively change all the terms of awards issued under the Plans, including exercising rights beyond termination date. Generally, an employee who terminates from the Company for any reason must exercise any vested stock options by the close of business on the thirtieth calendar day following the last day of work. Options that are not exercised within the applicable limitation period will be forfeited and returned to the pool of available shares under the Plans.

EXTENDED EXERCISING RIGHTS UPON INVOLUNTARY TERMINATION, RETIREMENT, DEATH OR DISABILITY

The ability to exercise vested stock options is generally extended for employees whose employment ends due to retirement, death or disability in accordance with the following schedule:


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                     SCHEDULE OF EXTENDED EXERCISING RIGHTS

         YEARS OF SERVICE                         ALLOWABLE PERIOD TO EXERCISE
         ----------------                        OPTIONS AFTER LAST DAY OF WORK
                                                 ------------------------------

         Less than 10 (only applies to death               one year
                       and disability)

         10 to 20 years                                    two years

         20 or more years                                  three years


To be eligible for retirement under the Plans, an employee must be at least age 55 with a minimum of 10 years of service.

The ability to exercise vested stock options may also be extended at the Company's discretion in the event of involuntary termination. Generally, the extension of exercising rights coincides with the period of salary continuation (SALCO) and is conditioned upon the signing of a separation agreement.

EXCEPTIONS

The approval of exceptions to forfeitures, the acceleration of the next scheduled vesting of any award, and the exception of any period of exercisability or vesting, in whole or in part, regarding persons who are terminating employment or service shall be as follows:

o For 16(b) officers and members of the Board of Directors, by the Human resources Committee (its non-employee Directors).

o        For all other employees, by the Chief Executive Officer.

Any exception, acceleration or extension so approved shall be deemed an amendment to the Participant's Award Agreement.

INCORPORATION INTO AWARD AGREEMENTS

These Administrative Regulations and any decisions under these regulations will be deemed to be incorporated into the Award Agreements of Participants as applicable.

SPECIAL CLAUSE

On December 15, 1995, the HRC approved the following clause that applies to all stock options granted on or after December 15, 1995. This clause will also apply to options granted under the 2001 Executive Stock Incentive Plan and the 2001 Broad-Based Stock Incentive Plan:


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(1)   If the employee (a) terminates his or her employment voluntarily and within one year thereafter, directly or indirectly, without the prior written consent of the Company, goes to work for or provides services or assistance (as an employee, partner, investor, consultant or in any other capacity) to a competing business in the United States; or (b) directly or indirectly solicits or recruits to a competing business any employee (salary grade 20 or higher) of the Company or of its direct or indirect subsidiaries during the one year after voluntary employment termination, then the former employee will be obligated to repay to the Company in cash any aggregate spread (less taxes paid by the employee thereon) realized upon any exercise of the stock option that occurred during the last three months of employment or thereafter.

(2) A competing business is defined as any business that competes with any business operated or managed by the Company or its direct or indirect subsidiaries in the United States at the time of the employee's termination of employment.

(3) Competition does not include an investment of 1% or less in the public stock or public debt of a competing company.

(4) The Chief Executive Officer will have authority on behalf of the Company to determine whether the clause has been violated. The Human Resources Committee will make this determination in regard to the Chief Executive Officer.

(5) The Company will have a right to set-off to collect the spread from any amounts owed to the employee including deferred compensation.

(6) This special clause will not apply in the case of any termination that follows a Change in Control as defined in the Administrative Regulations that apply to the Company's 2001 Executive Stock Incentive Plan.


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